Consent of Independent Auditors



The Board of Directors
MetLife Investors Insurance Company of California


We consent to the use of our report on the financial statements of Cova Financial Life Insurance Company (now known as MetLife Investors Insurance Company of California) (the Company) dated February 4, 2000, and on the financial statements of the sub-accounts of Cova Variable Life Account Five (now known as MetLife Investors Variable Life Account Five) dated March 20, 2000, and to the reference to our firm under the heading "Experts" in the Prospectus, in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-6,
File No. 333-69852) of MetLife Investors Variable Life Account Five.



                                              /s/KPMG LLP
                                              --------------
                                                 KPMG LLP



Chicago, IL
April 26, 2002